BKV CORPORATION

1200 17th Street, Suite 2100

Denver, CO 80202

November 26, 2025

BY EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Attention: Claudia Rios

RE:	BKV Corporation

Registration Statement on Form S-3

File No. 333-290676

Request for Acceleration of Effective Date

Ladies and Gentlemen:

Pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, BKV Corporation (the “Registrant”) hereby requests that the effective date of the above-referenced Registration Statement on Form S-3 (File No. 333-290676) be accelerated to 4:00 p.m., Eastern Time, on December 1, 2025, or as soon as practicable thereafter. Once the Registration Statement has been declared effective, please orally confirm that event with our counsel, Baker Botts L.L.P., by calling Samantha H. Crispin at (214) 953-6497.

[Signature Page Follows]

Sincerely,

BKV CORPORATION

By:	/s/ Christopher P. Kalnin
	Name:	Christopher P. Kalnin
	Title:	Chief Executive Officer

cc:	Lindsay B. Larrick, BKV Corporation Samantha H. Crispin, Baker Botts L.L.P. M. Preston Bernhisel, Baker Botts L.L.P.

Signature Page to Acceleration Request